Exhibit 99.1

News Release

Community Healthcare Trust Update on Third Quarter Activities
FRANKLIN, Tenn., October 2, 2015 /PRNewswire/ -- Community Healthcare Trust Incorporated (NYSE: CHCT) provides an update on its activities during the third quarter of 2015.

Acquisitions in the Third Quarter of 2015
During the third quarter of 2015, the Company acquired three properties for an aggregate purchase price of approximately $13.1 million and funded an $11.0 million mortgage with an option to purchase the property securing the mortgage. The Company’s expected returns on these investments range from approximately 9.3% to 11.3%.

Properties under Contract
The Company has five properties under definitive purchase agreement for an aggregate expected purchase price of approximately $24.8 million. The Company’s expected returns on these properties range from approximately 9.20% to 10.2% with anticipated closing dates during the fourth quarter of 2015. The Company is currently performing due diligence procedures customary for these types of transactions and cannot provide any assurance as to the timing of when or whether these transactions will actually close.

Other Investment Activities
The Company has executed non-binding term sheets on an additional 18 properties for an aggregate expected purchase price of approximately $29.4 million. The Company’s expected returns on these properties range from approximately 9.1% to 10.9% with anticipated closing dates during the fourth quarter of 2015. The Company is currently negotiating with the sellers of these properties in order to reach definitive purchase agreements. When or if those agreements are executed, the Company will begin performing due diligence procedures customary for these types of transactions. As such, the Company cannot provide any assurance as to the timing of when or whether these transactions will actually close.

The Company funded its third quarter investments with cash on hand and anticipates funding additional investments from operations, cash on hand or through proceeds from its revolving credit facility.

Other Matters
In the second quarter of 2015, the Company completed its initial public offering of 7,187,500 shares of its common stock and concurrent private placements to certain officers and directors of the Company of 123,683 shares of its common stock, received aggregate net proceeds of approximately $127.5 million, and subsequently acquired 29 real estate properties for aggregate cash consideration of approximately $87.0 million.

The Company paid a cash dividend, for the 34 day period beginning May 27, 2015 and ending June 30, 2015, of $0.142 per share, to stockholders of record as of August 20, 2015, on September 3, 2015. This equates to an annualized dividend of $1.50 per share.

About Community Healthcare Trust Incorporated
Community Healthcare Trust is a real estate investment trust that focuses on owning income-producing real estate properties associated primarily with the delivery of outpatient healthcare services in non-urban markets throughout the United States.  The Company had investments of approximately $87.7 million in 29 real estate properties as of June 30, 2015.  The Company's 29 owned real estate properties are located in 14 states and total approximately 471,000 square feet.
Additional information regarding the Company, including this quarter's operations, can be found at www.communityhealthcaretrust.com.  Please contact the Company at 615-771-3052 to request a printed copy of this information.
Cautionary Note Regarding Forward-Looking Statements
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. We therefore caution you against relying on such forward-looking statements. These risks and uncertainties are discussed from time to time in its filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein which speak only as of the date hereof. We intend these forward-looking statements to speak only as of the time of this release and the Company undertakes no obligation to update forward-looking statements, whether as the result of new information, future developments, or otherwise, except as may be required by law.
CONTACT: W. Page Barnes, 615-771-3052
SOURCE: Community Healthcare Trust Incorporated

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